Exhibit 99.1

Clover Health, a Next-Generation Medicare Advantage Insurer,

Announces Plans to Become Publicly-traded via Merger with Social

Capital Hedosophia

●	Clover is a next-generation Medicare Advantage insurance company offering best-in-class plans that combine wide access to healthcare and rich supplemental benefits with low out-of-pocket expenses
●	A unique model in health insurance, Clover partners with primary care physicians using its software platform, the Clover Assistant, to deliver data-driven, personalized insights at the point of care
●	The transaction is expected to fuel Clover’s trajectory as one of the nation’s fastest growing Medicare Advantage plans
●	Transaction values Clover at an enterprise value of $3.7 billion and is expected to provide up to $1.2 billion in cash proceeds, including a fully committed PIPE of $400 million and up to $828 million of cash held in the trust account of Social Capital Hedosophia Holdings Corp. III (“SCH”)
●	PIPE led by $100 million from Chamath Palihapitiya, Founder and CEO of SCH, and $50 million from Hedosophia, as well as commitments from Fidelity Management & Research Company, LLC., and funds affiliated with Jennison, Senator Investment Group LP, Casdin and Perceptive Advisors
●	Clover is expected to receive up to $728 million of transaction proceeds, and up to $500 million of cash proceeds is expected to be allocated to existing Clover shareholders

San Francisco & Palo Alto, Calif. -- October 6, 2020 -- Clover Health Investments, Corp. (“Clover” or “the Company”), which operates next-generation Medicare Advantage plans, has entered into a definitive agreement to become publicly traded via a merger with Social Capital Hedosophia Holdings Corp. III (“SCH”)(NYSE: IPOC), a special purpose acquisition company. Upon closing, the transaction will support Clover’s mission to improve every life, providing significant capital for the Company to scale and improve health outcomes for seniors across the United States.

Company Overview

Founded in 2013, Clover has pioneered a fundamentally different approach to Medicare Advantage that focuses on driving affordability and partnering closely with physicians to deliver the best possible health outcomes for members. The Company offers affordable Medicare Advantage plans to eligible individuals, giving consumers access to broad and open healthcare networks, rich supplemental benefits and low out-of-pocket expenses.

Technology is at the core of Clover’s business – the Company is a true innovator in the Medicare Advantage space, deploying its own internally-developed software to assist physicians with clinical decision-making at the point of care.

Clover’s flagship platform, the Clover Assistant, aggregates millions of relevant health data points – including claims, medical charts and diagnostics, among others – and uses machine learning to synthesize that data with member-specific information. This provides physicians with actionable and personalized insights at the point of care, offering suggestions for medications and dosages as well as the need for tests or referrals, among others, to ultimately improve health outcomes.

The Clover Assistant enables a virtuous growth cycle, whereby improved health outcomes lead to superior economics that the Company shares with members through lower costs and rich benefits. In turn, the Company believes its best-in-class plans will continue to deliver market-leading growth, allowing the Clover Assistant to capture and synthesize more data and ultimately drive better care.

Medicare Advantage is one of the largest and fastest growing markets in the U.S. healthcare system – but it is one that has seen little innovation and remains ripe for disruption. Worth $270 billion today and with an estimated value of $590 billion by 2025, the Medicare Advantage market provides a tremendous opportunity for growth.

Today, Clover is the fastest growing Medicare Advantage insurer in the United States – among insurers with more than 50,000 members – and serves more than 57,000 members in 34 counties across 7 states. Spurred by favorable demographic tailwinds and its differentiated, technology-driven approach, Clover has captured an average of 50 percent of the net increase in membership across its established markets over the last three years. Further, the Company’s software-centric approach enables efficient expansion into new markets, including to historically underserved and rural communities. The Company plans to expand into an additional 74 counties and eighth state next year and recently announced a new partnership with Walmart to make joint Clover-Walmart plans available to half a million Medicare-eligibles in eight Georgia counties.

Clover’s management team, led by CEO and Co-Founder Vivek Garipalli and President and Co-Founder Andrew Toy, will continue to lead Clover following the transaction. Chamath Palihapitiya, Founder and CEO of SCH, will act as a senior advisor to the Company’s management.

Management Comments

“I launched Clover eight years ago to fix fundamental flaws in our healthcare system, including unequal access, abysmal customer service and wasteful spending. Chamath and the SCH team are fervent believers and true champions of Clover’s mission to improve every life,” said Garipalli. “Our philosophy is that everyone should be able to afford great healthcare. The Clover team empowers physicians to deliver the best possible outcomes for our members, and the Clover Assistant does just that by delivering vital clinical insights to physicians at the point of care.”

“We have made it our business to make healthcare affordable. Our technology helps doctors, leading to better outcomes and lower out-of-pocket expenses for members,” said Toy. “I believe that more and more doctors are embracing the Clover Assistant because it allows them to focus on what they want to do, which is to look after patients. Importantly, the platform is powered by a closed feedback loop, linking clinical data and physician action, which improves continuously as membership grows, allowing us to constantly evolve new ways of helping physicians and their patients.”

Palihapitiya said, “We need companies like Clover to help fix our broken healthcare system. The Company’s rapid growth is a testament to the effectiveness of its tech-enabled approach, which resonates powerfully with consumers and physicians alike. I believe Clover is uniquely positioned to disrupt the entire Medicare Advantage market as well as expand into new and exciting opportunities in Original Medicare. I am proud to partner with Vivek, Andrew and the entire Clover team on the next phase of their mission to improve lives across the country.”

Transaction Overview

On October 6, 2020, SCH entered into a definitive agreement to combine with Clover through a combination of stock and cash financing. The transaction values Clover at an enterprise value of approximately $3.7 billion.

The transaction is expected to deliver up to $1.2 billion of gross proceeds, including the contribution of up to $828 million of cash held in SCH’s trust account from its initial public offering in April 2020. The transaction is further supported by a $400 million PIPE at $10.00 per share, including $100 million from Palihapitiya, $50 million from Hedosophia, and the remainder from investors including Fidelity Management & Research Company, LLC., and funds affiliated with Jennison, Senator Investment Group LP, Casdin and Perceptive Advisors. Clover will receive up to $728 million of transaction proceeds, and up to $500 million of cash proceeds will be allocated to existing Clover shareholders. Vivek Garipalli, Andrew Toy and other officers of the company will roll 100 percent of their equity into the new company. All references to cash on the balance sheet, available cash from the trust account, cash proceeds allocated to existing shareholders and retained transaction proceeds are subject to any redemptions by the public shareholders of SCH and payment of transaction expenses.

The transaction, which has been unanimously approved by SCH’s boards of directors and the independent directors of Clover’s board of directors, is expected to close in the first quarter of 2021, and is subject to approval by SCH's shareholders and other customary closing conditions, including any applicable regulatory approvals.

Advisors

Connaught acted as financial advisor, Credit Suisse acted as financial advisor, placement agent and capital markets advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to SCH.

Citigroup acted as financial advisor, placement agent and capital markets advisor, J.P. Morgan and Jefferies LLC also acted as financial advisors and Orrick, Herrington & Sutcliffe LLP acted as legal advisor to Clover.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed by SCH with the Securities and Exchange Commission and available at www.sec.gov.

Investor Conference Call Information

Management of Clover and SCH will host an investor conference call on October 6, 2020 at 16:00 ET to discuss the proposed transaction and review an investor presentation. For those investors who wish to participate, the conference call can be accessed by visiting www.cloverhealth.com/investors.

About Clover Health

Clover Health is a healthcare technology company with a deeply rooted mission of helping its members live their healthiest lives. Clover uses its proprietary technology platform to collect, structure, and analyze health and behavioral data to improve medical outcomes and lower costs for patients. As a company whose business goals fully align with its members' health needs, Clover works with members and their doctors to become a valued partner. This trust is built by proactively identifying at-risk individuals and teaming up with physicians to accelerate care coordination and simultaneously improve health outcomes and reduce avoidable costs. Clover has offices in San Francisco, Jersey City, Nashville, and Hong Kong. For more information, visit www.CloverHealth.com.

About Social Capital Hedosophia Holdings

Social Capital Hedosophia Holdings is a partnership between the investment firms of Social Capital and Hedosophia. Social Capital Hedosophia Holdings unites technologists, entrepreneurs and technology-oriented investors around a shared vision of identifying and investing in innovative and agile technology companies. To learn more about Social Capital Hedosophia Holdings, visit www.socialcapitalhedosophiaholdings.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Clover and SCH, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, expansion plans, and market opportunities of Clover. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of SCH’s securities, (ii) the risk that the transaction may not be completed by SCH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SCH, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the shareholders of SCH, the satisfaction of the minimum trust account amount following redemptions by SCH’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third-party valuation in determining whether or not to pursue the transaction, (v) the inability to complete the PIPE investment in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on Clover’s business relationships, operating results and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Clover and potential difficulties in Clover employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against Clover or against SCH related to the merger agreement or the transaction, (x) the ability to maintain the listing of SCH’s securities on a national securities exchange, (xi) the price of SCH’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which SCH plans to operate or Clover operates, variations in operating performance across competitors, changes in laws and regulations affecting SCH’s or Clover’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive healthcare industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SCH’s registration on Form S-1 (File No. 333-236776), the registration statement on Form S-4 discussed above and other documents filed by SCH from time to time with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Clover and SCH assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Clover nor SCH gives any assurance that either Clover or SCH or the combined company will achieve its expectations.

Additional Information and Where to Find It

This press release relates to a proposed transaction between Clover and SCH. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. SCH intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of SCH, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all SCH and Clover shareholders. SCH also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of SCH and Clover are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by SCH through the website maintained by the SEC at www.sec.gov.

The documents filed by SCH with the SEC also may be obtained free of charge at SCH’s website at http://www.socialcapitalhedosophiaholdings.com/docsc.html or upon written request to 317 University Ave, Suite 200, Palo Alto, California 94301.

Participants in Solicitation

SCH and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SCH’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Contact Information

Clover Health:

Media

Andy Robinson

+1.718. 915.1519

press@cloverhealth.com

Investors

Whitney Kukulka

The Blueshirt Group

investors@cloverhealth.com

Social Capital Hedosophia Holdings Corp. III:

Media

Sara Evans / Kerry Golds

Finsbury

sara.evans@finsbury.com / kerry.golds@finsbury.com

+1.917.344.9279 / +1.646.957.2279

Jonathan Gasthalter / Carissa Felger

Gasthalter & Co.

SCH@gasthalter.com